                                                                   EXHIBIT 10.19

            TECHNOLOGY TESTING AND CONTINGENT PURCHASE AGREEMENT FOR
                                    BIOSENTRY

      This Agreement is entered into by and between the Olivenhain Municipal Water District, a Municipal Water District organized and operating pursuant to Water Code Sections 71000 et seq. (hereinafter the District) and JMAR Technologies, Inc., a Delaware corporation operating in the State of California (hereinafter "JMAR").

                                 R-E-C-I-T-A-L-S

      1. The District is a public agency organized and operating pursuant to Water Code Sections 71000 et seq., which provides water and sewer service within certain areas of Northern San Diego County.

      2. JMAR is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication and, in conjunction with The LXT Group, has developed the BioSentry(TM) system, a laser-based, early-warning system for detecting and classifying potentially harmful microorganisms in water supplies;

      3. JMAR has successfully completed a proof of concept and alpha versions of its BioSentry(TM) units, and has offered to install three beta BioSentry units in the District's water treatment facilities for the purposes of testing the operation of these beta units in a water facility environment;

      4. The District's goal with regard to testing and ultimate purchase of the BioSentry(TM) units is to receive a waiver from the California Department of Health Services ("CDHS") of the requirement for a 0.5 log reduction in Giardia now required for the District's treatment system.

      5. JMAR and the District desire to engage in a joint effort to test the operation and effectiveness of the BioSentry units in order to allow the District to obtain the approval and waiver from the CDHS. If successful, the District has agreed to purchase 3 BioSentry(TM) units on the terms set forth herein.

                                C-O-V-E-N-A-N-T-S

      1. Services to Be Performed. JMAR agrees to install BioSentry beta units at the District's facility and to operate and perform testing of such units in accordance with the BioSentry Test Program Proposal and Test Plan attached hereto as Exhibit A and Exhibit A-1 and incorporated herein by reference. All work performed by JMAR shall be subject to review and approval by the District. The District shall have no obligation to approve any work found defective by the District, in its sole discretion.

      2. Installation and Testing of Beta Units. JMAR agrees to a) supply and install three BioSentry(TM) Beta units at the District's treatment facility and
b) operate and test the Beta units in accordance with Exhibit A at no cost to the District. JMAR agrees to bear the cost of the three Beta units and its own costs for installing, operating and testing the units. The District agrees to make available its facility to JMAR at no additional cost to JMAR for the purpose of the installation and testing of the three BioSentry(TM) Beta units. The District also agrees to make its personnel available to JMAR at the District's cost to support the installation and testing of the Beta units in accordance with Exhibit A.

      3. Contingent Purchase Order. The parties must obtain approval by the CDHS for installation and operation of the BioSentry(TM) units at the District's treatment plant. The parties also intend to seek a waiver by the CDHS of the requirement for a 0.5 log reduction in Giardia currently required by the CDHS for the District's water treatment plant. The obligation of the District to purchase any BioSentry(TM) units is expressly conditional upon CDHS approval of both installation of the BioSentry(TM) units at the Districts's treatment plant and CDHS approval of a waiver of the requirement for 0.5 log reduction in Giardia at the District's water treatment plant. Upon receipt by the District of written approval from the CDHS for the installation and operation of the BioSentry(TM) units and CDHS approval of a waiver of the 0.5 log reduction in Giardia, the District will issue a binding Purchase Order obligating the District to purchase at least three production units of the BioSentry(TM) system. The Purchase Order will contain the terms and conditions set forth in the Quotation attached hereto as Exhibit B and incorporated herein by reference. Following the purchase of the production units by the District, the parties agree to continue to work together to obtain the desired CDHS waiver. If CDHS does not approve installation of the BioSentry(TM) system in the District's treatment plant or the DDHS does not approve a waiver of 0.5 log reduction in Giardia at the District's water treatment plant, the District shall have the unilateral right to terminate this agreement by written notice to JMAR. JMAR shall remove all BioSentry(TM) units in the plant at is sole cost and expense without causing any damage to the District's water treatment plant and JMAR will not receive any compensation from the District.

      4. Work Performance Standards. JMAR agrees to perform all work and services required by this Agreement in a manner which complies with all federal and state health and safety standards, in a manner that complies with all permit requirements for the District's water treatment plant, in a manner that complies with all CDHS requirements, and in a manner which avoids damage or injury to any real or personal property of any person or entity, including any real or personal property of the District. JMAR agrees to perform the work at all times in a manner which avoids the creation of any trespass or private or public nuisance during conduct of the work.

      5. Liability for Work of Agents, Independent Contractors, and Subcontractors. JMAR shall be solely liable and responsible for all labor and materials provided by any director, officer, agent, employee, subcontractor, supplier, or independent contractor hired or retained by JMAR to perform any work or to provide any materials or supplies. The District shall have no liability whatsoever for any work or services performed or any materials or supplies provided by JMAR or its directors, officers, agents, employees, subcontractors, suppliers, or independent contractors.

      6. Time for Completion of Services. As a material term of this Agreement, JMAR agrees to complete all work and services required by this Agreement by no later than December 31, 2005.

      7. Termination Right. Either party shall have the express right to terminate this Agreement at any time by giving thirty (30) consecutive days advance written notice to the other party upon the occurrence of any of the following events: a) the failure of the BioSentry Beta units to perform in accordance with the Test Plan set forth in Exhibit A-1 for a period of 120 days after installation; or b) the receipt of an unconditional refusal by CDHS to grant the requested approval or waiver. Upon receipt of such a termination notice, JMAR shall promptly cease its testing and operation of the BioSentry units, shall remove the BioSentry units from the District's treatment plant within 30 days at its sole cost and expense and shall avoid any injury or damage to any part of the District's treatment plant in removing the units. The District shall be responsible for restoring the premises to its previous condition.

      8. Hazardous and Toxic Waste. For purposes of this section, the term "hazardous or toxic waste" means any solid, liquid, or gaseous product classified as a hazardous or toxic waste under any federal, state, or local laws, rules, regulations, or ordinances, and all gas and oil products and by-products of every kind or nature. JMAR shall be solely liable and responsible for the proper clean-up and removal of all hazardous or toxic waste used, handled, stored, or spilled by JMAR or any director, officer, agent, employee, subcontractor, independent contractor or representative of JMAR. JMAR shall pay all fees, costs, expenses and fines necessary to clean-up or remediate any hazardous or toxic waste for which JMAR is liable under this paragraph in strict accordance with all federal, state and local laws, rules and regulations at JMAR's sole cost and expense. JMAR shall not be liable for any hazardous or toxic waste used, handled, stored or spilled by the District or its directors, officers, employees or contractors.

      In the event any third party, including any regulatory agency, brings any claim or cause of action against the District to clean-up or remediate any hazardous or toxic waste for which JMAR is liable under this section, JMAR shall also indemnify and hold harmless the District and its directors, officers, agents, and employees from all claims, actions, losses, costs, fees, expenses, fines, and penalties, of whatever type or nature, including all costs of defense and attorneys fees, upon written demand for indemnity from the District.

            In the event any third party, including any regulatory agency, brings any claim or cause of action against JMAR to clean-up or remediate any hazardous or toxic waste for which District is liable under this section, District shall also indemnify and hold harmless JMAR and its directors, officers, agents, and employees from all claims, actions, losses, costs, fees, expenses, fines, and penalties, of whatever type or nature, including all costs of defense and attorneys fees, upon written demand for indemnity from JMAR.

      9. Independent Contractor. As a material term of this Agreement, it is expressly agreed between the parties that JMAR is performing all work and services for the District pursuant to this Agreement as an independent contractor and not as an agent or employee of the District. The parties further agree and acknowledge that the District expects JMAR to make its own independent determination of the means and methods to perform all work required by this Agreement, and will not be directed as to any of these means or methods by the District.

      10. Conflicts of Interest Prohibited. As a material term of this Agreement, JMAR shall not in any way attempt to use its position to influence any decision of the District in which it knows, or has reason to know, it has a financial interest other than the compensation provided in this agreement. As a material term of this Agreement, JMAR warrants and represents that it does not, to the best of its knowledge, have any economic interests which would conflict with any of its duties under this Agreement. JMAR agrees not to secure any economic interest during the performance of this Agreement which conflicts with its duties to the District under this Agreement.

      11. Insurance. At all times during the term of this Agreement, JMAR shall maintain workers compensation insurance and a commercial general liability insurance policy in strict accordance with all terms of this paragraph. The insurance required by this paragraph shall be provided as follows:

            11.1 Workers Compensation Insurance. Immediately following execution of this Agreement and prior to commencement of any work by JMAR, JMAR shall provide the District with certificates of insurance showing that JMAR has obtained, for the full period of this Agreement, workers compensation insurance coverage for no less than the statutory limits covering all persons whom JMAR employs or may employ in carrying out any work under this Agreement. This workers compensation insurance shall remain in full force and effect at all times during performance of any work required by this Agreement; and

            11.2 Liability Insurance. Promptly following execution of this Agreement, and prior to commencement of any work, JMAR shall provide the District with certificates of insurance and such endorsements as may be required by the District, demonstrating that JMAR has in full force and effect a broad form commercial general liability insurance policy or policies covering bodily injury, property damage, products-completed operations, and personal injury in an amount of not less than $2,000,000.00 per occurrence with a deductible not to exceed $50,000. This liability insurance policy or policies shall be with an insurance company licensed to do business in the State of California and acceptable to the District. All liability insurance shall include an occurrence coverage (except for products liability insurance which shall be "claims made" coverage) and shall include a "cross-liability" or "severability of interest" clause. The insurance certificate and any endorsements shall be non-cancelable without thirty (30) days prior written notice to the District.

      The District shall be named as additional named insureds on all policies required by this paragraph. The insurance afforded to the District shall be primary insurance. If the District has other insurance which might be applicable to any loss, the amount of the insurance provided under this section shall not be reduced or prorated by the existence of such other insurance.

      12. Job Site Safety. JMAR shall be solely liable and responsible for the job site safety and complying with all federal, state and local laws, rules and regulations pertaining to job safety for all agents, employees, subcontractors, suppliers, and independent contractors retained by JMAR to perform any work or services or to provide any materials required by this Agreement. However, JMAR shall not be liable or responsible for job site safety for any workers or agents employed by the District in connection with the installation and operation of the BioSentry units.

      13. Indemnity. As a material term of this Agreement, JMAR agrees to hold harmless, indemnify, and defend the District and its directors, officers, employees, agents, and representatives from and against any and all liability, claims, causes of action, suits, actions, damages, losses, costs, fees, expenses, fines, and penalties, of whatever type or nature, including all costs of defense and attorney fees, caused in whole or in part, or claimed to be caused in whole or in part by the action, inaction, passive or active negligence, or intentional misconduct of JMAR or its directors, officers, employees, agents, subcontractors, sub-consultants, suppliers, or independent contractors, except claims and causes of action caused by the sole active negligence or intentional misconduct of the District or its directors, officers, employees or agents. The District agrees to hold harmless, indemnify, and defend JMAR and its directors, officers, employees, agents, and representatives from and against any and all claims, causes of action, suits, actions, damages, losses, costs, fees, expenses, fines, and penalties, of whatever type or nature, including all costs of defense and attorney fees, caused by the sole active negligence or intentional misconduct of the District or its directors, officers, employees, agents, subcontractors, sub-consultants, suppliers, or independent contractors. In the event that any administrative proceeding, litigation or arbitration is instituted naming an indemnified party as a defendant, the indemnified party shall be entitled to appoint its own independent counsel to represent it, and the indemnifying party agrees to pay all reasonable attorneys fees, expert fees and costs, and litigation costs associated with this defense within thirty (30) days of any billing.

      14. Miscellaneous Provisions.

            14.1 California Law Governs. This Agreement shall by governed by California law.

            14.2 Jurisdiction and Venue. In the event of any legal or equitable proceeding to enforce or interpret the terms and conditions of this Agreement, the parties agree that jurisdiction and venue shall lie only in the state courts located in the North County Judicial District, County of San Diego, State of California.

            14.3 Modification. This Agreement may not be altered in whole or in part except by a written modification approved by the Board of Directors of the District and executed by all the parties to this Agreement.

            14.4 Attorneys' Fees. In the event any arbitration, action or proceeding is initiated to challenge, invalidate, enforce or interpret any of the terms of this Agreement, the prevailing party shall be entitled to all attorneys' fees, all expert fees and costs, and all litigation fees, costs, and expenses in addition to any other relief granted by law. This provision shall apply to the entire Agreement.

            14.5 Entire Agreement. This Agreement, together with all exhibits attached hereto, contains all representations and the entire understanding between the parties with respect to the subject matter of this Agreement. Any prior correspondence, memoranda, or agreements, whether or not such correspondence, memoranda or agreements are in conflict with this Agreement, are intended to be replaced in total by this Agreement and its exhibits. JMAR warrants and represents that no District representative has made any oral representations or oral agreements not contained in this Agreement. JMAR further warrants and represents that JMAR has not relied upon any oral statements or promises made by any District representative or agent in executing this Agreement. The parties mutually declare that this Agreement and its exhibits constitute a final, complete and integrated agreement between the parties.

            14.6 Prohibition on Assignment. JMAR shall not be entitled to assign or transfer all or any portion of its rights or obligations in this Agreement without obtaining the express prior written consent of the District. The District shall have no obligation to give its consent to any assignment and may deny any requested assignment, in its sole discretion.

            14.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and on their respective purchasers, successors, heirs and assigns.

            14.8 Unenforceable Provisions. The terms, conditions, and covenants of this Agreement shall be construed whenever possible as consistent with all applicable laws and regulations. To the extent that any provision of this Agreement, as so interpreted, is held to violate any applicable law or regulation, the remaining provisions shall nevertheless be carried into full force and effect and remain enforceable.

            14.9 Representation of Capacity to Contract. Each party to this Agreement represents and warrants that he or she has the authority to execute this Agreement on behalf of the entity represented by that individual. This representation is a material term of this Agreement.

            14.10 Opportunity to be Represented by Independent Counsel. Each of the parties to this Agreement warrants and represents that it has been advised to consult independent counsel of its own choosing and has had a reasonable opportunity to do so prior to executing this Agreement.

            14.11 No Waiver. The failure of either party to enforce any term, covenant or condition of this Agreement on the date it is to be performed shall not be construed as a waiver of that party's right to enforce this, or any other, term, covenant, or condition of this Agreement at any later date or as a waiver of any term, covenant, or condition of this Agreement. No waiver shall occur unless the waiver is expressly stated in writing and signed by the person for the party having the authority to expressly waive the benefit or provision, in writing. No oral waivers shall be effective against either party.

            14.12 No Joint Venture and No Third Party Beneficiaries. Nothing in this Agreement is intended to create a joint venture, partnership or common enterprise relationship of any kind between the District and JMAR. No third parties shall be construed as beneficiaries of any term, covenant or provision of this Agreement.

            14.13 Time of Essence. The parties agree that time is of the essence as to all matters specified in this Agreement. The parties mutually declare that this is a material term of this Agreement.

            14.14 Notices. All letters, statements, or notices required pursuant to this Agreement shall be deemed effective upon receipt when personally served, transmitted by facsimile machine, or sent certified mail, return receipt requested, to the following addresses or facsimile numbers:

To:  "JMAR"

JMAR Technologies, Inc.
Attention: General Counsel
5800 Armada Drive
Carlsbad, California  92008
Facsimile No.  (760) 602-3299

To: "District"

Olivenhain Municipal Water District
Attn: David C. McCollom, General Manager
1966 Olivenhain Road
Encinitas, California 92024
Facsimile No. (760) 753-5640

            14.15 Effective Date. The effective date of this Agreement executed in counterparts in Olivenhain, California, within the North County Judicial District, County of San Diego, State of California, is March 4, 2005.

Dated:  March 4, 2005                OLIVENHAIN MUNICIPAL WATER DISTRICT,
                                     a public agency

                                     By: /s/ DAVID C. McCOLLOM
                                         David C. McCollom
                                         General Manager

Dated:  March 4, 2005                JMAR TECHNOLOGIES, INC.

                                     By: /s/ JOHN RICARDI
                                     Title: Vice President of Sensor Products